Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

Between DSP Group, Inc., DSP Group, Ltd. and Dror Levy (the “Executive”). Effective date of this amendment is May 16, 2011.

Executive entered into an employment agreement with DSP Group, Ltd., effective June 9, 2002 (the “Employment Agreement”). The Employment Agreement was amended effective February 1, 2011 (the “Amendment”). The Employment Agreement, as amended by the Amendment, is hereby further amended as follows:

1. The Amendment is hereby null and voided.

2. Section 1 is hereby amended and restated as follows:

Job Description

a. Your position at the Company will be: Chief Financial Officer

b. Directly subordinate to: Chief Executive Officer

3. The notice period as defined in Section 3a of the Employment Agreement is hereby increased to nine months from the five months as set forth previously in the Amendment.

4. The following paragraphs are added to the Employment Agreement as Section 12:

If the Executive’s employment with the Company is terminated by (i) the Company following a Change in Control; (ii) the Executive for Good Reason; or (iii) the Corporation without Cause, all rights of the Executive under the Employment Agreement shall continue for nine months and all equity awards held by the Executive shall accelerate and immediately vest and be exercisable in whole or in part at any time for one year following the termination of employment.

For purposes of the Employment Agreement, a Change in Control is the occurrence of any of the following events: (i) a merger, reorganization, statutory share exchange, consolidation or similar transaction involving DSP Group, Inc. (“Parent”) or any of its subsidiaries, other than a transaction the principal purpose of which is to change the state in which Parent. is incorporated; (ii) the sale, transfer or other disposition of a majority of the equity securities of the Company or all or substantially all of Parent’s other assets; (iii) the complete liquidation or dissolution of Parent or the Company; (iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which Parent is the surviving entity but (A) the shares of Parent’s securities outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of Parent’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; (v) acquisition in a single or series of related transactions by any person or related group of persons (other than Parent or by a Parent-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than forty percent (40%) of the total combined voting power of Parent’s outstanding securities; or (vi) any time at which individuals who, as of May 16, 2011, constitute the board of directors of Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors of Parent; provided, however, that any individual becoming a director subsequent to May 16, 2011 whose election, or nomination for election by Parent’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board of directors of Parent.

For purposes of the Employment Agreement, “Good Reason” is the occurrence of any of the following events: (A) a change in the Executive’s authority, duties, responsibilities or position from those in effect immediately prior to the Change in Control; (B) a material reduction in the Executive’s compensation terms from those in effective immediately prior to the Change in Control, including, without limitation, Salary and Directors Insurance, (C) a relocation of the Executive’s principal place of employment immediately prior to the Change in Control by more than twenty-five miles, or (D) a material breach of the Employment Agreement by the Company or any successor or assignee of the Company.

For purposes of the Employment Agreement, “Cause” is the occurrence of any of the events set forth in Section 3c of the Employment Agreement.

5. This amendment to the Employment Agreement shall be binding upon the Corporation and its successors and assigns, if any.

6. All terms and conditions of the Employment Agreement, other than amended hereby, shall remain in full force and effect.

/s/ Eliyahu Ayalon	/s/ Dror Levy
DSP Group, Inc.	Dror Levy

/s/ Ofer Elyakim
DSP Group, Ltd.